EXHIBIT 5.2

131 South Dearborn Street Suite 2400 Chicago, IL 60603 (312) 460-5000 fax (312) 460-7000 www.seyfarth.com
October 2, 2009

Exceed Company Ltd.
PO Box 173
Road Town
Tortola
British Virgin Islands

Gentlemen:

Reference is made to the Registration Statement on Form S-4 (“Registration Statement”) filed by Exceed Company Ltd. (“Company”), a British Virgin Islands company, and 2020 ChinaCap Acquirco, Inc. under the Securities Act of 1933, as amended (“Act”), covering (i) 8,625,000 units (the “Units”), each consisting of  1 ordinary share  par value US$0.0001 (the “Ordinary Shares”) and 1 warrant to purchase Ordinary Shares (the “Warrants”), (ii) 10,500,000 Ordinary Shares, including 8,625,000 Ordinary Shares underlying the Units, (iii) 10,890,000 Warrants, including 8,625,000 Warrants underlying the Units, (iv) 10,890,000 Ordinary Shares underlying the Warrants, including 8,625,000 Ordinary Shares underlying the Warrants underlying the Units, (v) 1 Representative’s Unit Purchase Option (the “UPO”), (vi) 550,000 Ordinary Shares issuable on exercise of the UPO, (vii) 550,000 Warrants issuable on exercise of the UPO, and (viii) 550,000 Ordinary Shares underlying the Warrants included in the UPO.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below.  With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.  As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that each of the UPO and the Warrants constitutes a legal, valid and binding obligation of the Company under the laws of the State of New York, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

ATLANTA      BOSTON      CHICAGO      HOUSTON      LOS ANGELES      NEW YORK      SACRAMENTO      SAN FRANCISCO      WASHINGTON, D.C.      BRUSSELS

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Seyfarth Shaw LLP